SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 19, 2006
CSX CORPORATION
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	1-8022 (Commission File No.)	62-1051971 (I.R.S. Employer Identification No.)

500 Water Street, 15th Floor, Jacksonville, FL (Address of principal executive offices)		32202 (Zip Code)
Registrant’s telephone number, including area code: (904) 359-3200

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     As previously reported, the Compensation Committee (the “Committee”) of the Board of Directors of CSX Corporation (the “Company”) in 2004 adopted the 2004-2005 Long-Term Incentive Program (the “2004-2005 LTIP”) under the CSX Omnibus Incentive Plan (the “COIP”).
     On January 19, 2006, the Committee approved the payout under the 2004-2005 LTIP. The 2004-2005 LTIP utilized two-year cumulative modified free cash flow (“MCF”) as the primary performance target, defining MCF as operating income, plus depreciation, less capital expenditures. MCF for the 2004-2005 LTIP did not include cash flows from business unit sales, real estate sales, taxes, and working capital. MCF contemplated a specified level of capital expenditures that was met. The Committee excluded discretionary capital spending for new locomotives. The Committee also excluded recoverable costs associated with Hurricane Katrina in excess of the insurance deductible.
     Awards to named executive officers were subject to an upward or downward adjustment of up to 20 percent based on the achievement of certain operating ratio targets, and to discretionary reduction by up to 30 percent based on the Committee’s assessment of management’s achievement of previously established strategic goals. The Committee exercised its discretion to reduce awards that otherwise would be payable to the named executive officers under the formula. The Committee determined that MCF performance attained over the two-year period resulted in a payout in excess of the target award but within the range reported in the Company’s 2005 proxy statement.
     Awards will be paid 50 percent in cash and 50 percent in shares of CSX common stock, with any cash payments that otherwise would exceed limits in the COIP to be paid in additional shares of CSX common stock.

Signature
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CSX CORPORATION
By:	/s/ Carolyn T. Sizemore
Carolyn T. Sizemore
Vice President and Controller

Date: January 25, 2006

3